UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/05/2006

Analytical Surveys, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13111

CO	84-0846389
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

9725 Datapoint Drive
Suite 300B
San Antonio, TX 78229
(Address of principal executive offices, including zip code)

210-657-1500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On September 29, 2006, Analytical Surveys, Inc. (the "Company") entered into a Letter Agreement with Louis Dorfman, Jr., outlining the terms of Mr. Dorfman's service as Executive Vice President of the Energy Division of the Company. Pursuant to the Letter Agreement, Mr. Dorfman will be paid a base salary equal to $135,000 per annum and will be eligible to participate in incentive reward programs, which include a 1% overriding royalty interest that is proportionately reduced to the Company's net interest in all oil and gas deals. The Company issued options to Mr. Dorfman for the purchase of 50,000 shares of the Company's common stock at an exercise price of $.69, which was the closing bid price on September 29, 2006, which was the date of his employment. A copy of the Letter Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 3, 2006, the Company announced that Louis Dorfman, Jr., has been hired as Executive Vice President of the Energy Division and is part of the Company's senior management team. Mr. Dorfman has served as president of Dorfman Production Company, a family-owned independent oil and gas venture, for the past twelve years. Prior to Mr. Dorfman's appointment, there was no arrangement or understanding between Mr. Dorfman or the Company and any other person pursuant to which he was appointed as Executive Vice President of the Company. The disclosure set forth in Item 1.01 of the Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 9.01.    Financial Statements and Exhibits

c) Exhibits
10.1 Letter Agreement dated September 29, 2006 between the Company and Louis Dorfman, Jr.
99.1 Press release issued by the Company dated October 3, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analytical Surveys, Inc.

Date: October 04, 2006	By:	/s/ Lori Jones
Lori Jones
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release Announcing the Addition of Dallas-based Oil and Gas Executive
EX-10.1	Letter Agreement